UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Check the appropriate box:

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

FINGERMOTION, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

FINGERMOTION, INC.

111 Somerset Road, Level 3, Singapore 238164

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October 6, 2026

Dear Stockholder:

The special meeting of stockholders (the “Special Meeting”) of FingerMotion, Inc. (the “Company”) will be held at 700 S. Rosemary Ave., Ste 204, West Palm Beach, FL 33401, on October 6, 2026, at 8:00 a.m. (Eastern Time).

At the Special Meeting stockholders will be asked to:

1.

approve, for purposes of Nasdaq Listing Rule 5635(d), the issuance of 19.99% or more of the Company’s outstanding shares of Common Stock to a certain institutional investor upon conversion of two $5.0 million senior secured convertible notes (the “Share Issuance Proposal”);

2.	amend the Company’s Certificate of Incorporation to increase authorized shares of Common Stock to 500 million; and

3.	transact any other business properly brought before the Special Meeting or any adjournment thereof.

On or about September 4, 2026, the Company will mail to all stockholders of record as of August 21, 2026 (the “Record Date”), the Notice of Special Meeting, Proxy Statement and Proxy Card.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record of the Company’s common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

It is important that your shares be represented and voted at the Special Meeting. If you are the registered holder of the Company’s common stock, you can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Special Meeting. You may vote your shares of common stock in person even if you previously returned a proxy card. Please note, however, that if your shares of common stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Please carefully review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding voting instructions.

If you are planning to attend the Special Meeting in person, you will be asked to register before entering the Special Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Special Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of the Record Date, prior to being admitted to the Special Meeting. If you are not a stockholder of record and hold your shares of common stock in “street name” (that is, your shares of common stock are held in a brokerage account or by a bank or other nominee), you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to August 21, 2026, and a copy of the voting instruction card provided by your broker, bank or nominee or similar evidence of ownership.

By Order of the Board of Directors

FINGERMOTION, INC.

/s/ Jolie Kahn
Jolie Kahn
Chief Executive Officer and Director

Dated: August 31, 2026

Important Notice Regarding The Availability Of Proxy Materials For

The SPECIAL Meeting of Stockholders To Be Held On October 6, 2026:

The Notice of Special Meeting, Proxy Statement and Form of Proxy

are available at:

www.proxyvote.com

FINGERMOTION, INC.

111 Somerset Road, Level 3, Singapore 238164

(tel: 347-349-5339)

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be held on October 6, 2026

THE SPECIAL MEETING

General

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of FingerMotion, Inc. (“we”, “us”, “our” or the “Company”) for use in connection with our special meeting of stockholders (the “Special Meeting”) to be held on October 6, 2026, at 8:00 a.m. (Eastern Time), at 700 S. Rosemary Ave., Ste 204, West Palm Beach, FL 33401, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

On or about September 4, 2026, the Company will be mailed to all stockholders of record, as of August 21, 2026 (the “Record Date”), the Notice of Special Meeting, Proxy Statement and Proxy Card.

The Proxy Card includes instructions as to how you may submit your proxy on the Internet or over the telephone.

Our principal offices are located at 111 Somerset Road, Level 3, Singapore 238164. Our telephone number is: (347) 349-5339 and our website address is: www.fingermotion.com.

Manner of Solicitation and Expenses

This proxy solicitation is made on behalf of our Board. Solicitation of proxies may be made by our directors, officers and employees personally, by telephone, mail, facsimile, e-mail, internet or otherwise, but they will not be specifically compensated for these services. We will bear the expenses incurred in connection with the solicitation of proxies for the Special Meeting. Upon request, we will also reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock as of the Record Date.

Record Date and Voting Shares

The Board has fixed the close of business on August 21, 2026, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the Record Date there were 66,485,353 shares of common stock issued, outstanding and entitled to vote at the Special Meeting. Holders of shares of common stock are entitled to one vote at the Special Meeting for each share of common stock held of record as of the Record Date.

Quorum

A quorum is necessary to hold a valid meeting of our stockholders. The required quorum for the transaction of business at the Special Meeting is 33 and 1/3 percent (33.33%) of our issued and outstanding shares of common stock as of the Record Date.

In order to be counted for purposes of determining whether a quorum exists at the Special Meeting, shares of common stock must be present at the Special Meeting either in person or represented by proxy. Shares that will be counted for purposes of determining whether a quorum exists will include:

●	shares of common stock represented by properly executed proxies for which voting instructions have been given, including proxies which are marked “Abstain” or “Withhold” for any matter;

●	shares of common stock represented by properly executed proxies for which no voting instruction has been given; and

●	broker non-votes.

Broker non-votes occur when shares of common stock held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote such shares. Under the broker voting rules of the Nasdaq, the Share Issuance Proposal is considered a “non-routine” matter.

Entitlement to Vote

If you are a registered holder of shares of our common stock as of August 21, 2026, the Record Date for the Special Meeting, you may vote those shares of our common stock in person at the Special Meeting or by proxy in the manner described below under “Voting of Proxies”. If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution in respect of voting your shares.

Voting of Proxies

You can vote the shares of common stock that you own of record on the Record Date by either attending the Special Meeting in person or by filling out and sending in a proxy in respect of the shares that you own. Your execution of a proxy will not affect your right to attend the Special Meeting and to vote in person. You may also submit your proxy on the Internet or over the telephone by following the instructions contained in the Proxy card.

You may revoke your proxy at any time before it is voted by:

(a)	filing a written notice of revocation of proxy with our Chief Executive Officer at any time before the taking of the vote at the Special Meeting;

(b)	executing a later-dated proxy and delivering it to our Chief Executive Officer at any time before the taking of the vote at the Special Meeting; or

(c)	attending the Special Meeting, giving affirmative notice that you intend to revoke your proxy and voting in person. Please note that your attendance at the Special Meeting will not, in and of itself, revoke your proxy.

All shares of common stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted in accordance with the instructions of the stockholder who has executed the proxy. If no choice is specified in a proxy, the shares represented by the proxy will be voted FOR all matters to be considered at the Special Meeting as set forth in the accompanying Notice of Meeting. The shares represented by proxy will also be voted for or against such other matters as may properly come before the Special Meeting in the discretion of the persons named in the proxy as proxyholders. We are currently not aware of any other matters to be presented for action at the Special Meeting other than those described herein.

Any written revocation of a proxy or subsequent later-dated proxy should be delivered to the Company at c/o 700 S. Rosemary Ave., Ste 204, West Palm Beach, FL 33401, Attention: Jolie Kahn, CEO.

Voting can occur as follows:

Votes Required

Adoption of the Share Issuance Proposal will require the affirmative vote of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the Share Issuance Proposal. Since the Share Issuance Proposal is considered a “non-routine” matter, brokers and other nominee holders do not have discretion to vote uninstructed shares with respect to the Share Issuance Proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to the Share Issuance Proposal. However, broker non-votes will not affect the outcome of the voting on the Share Issuance Proposal because it requires the affirmative vote of a majority of the shares present or represented by proxy at the Special Meeting (as opposed to a majority of the shares outstanding).

Stockholder Proposals

No proposals have been received from any stockholder for consideration at the Special Meeting.

Why am I receiving this proxy statement?

You are receiving this proxy statement because you have been identified as a shareholder of the Company as of the record date which our Board has determined to be August 21, 2026, and thus you are entitled to vote at the 2026 Special Meeting. This document serves as a proxy statement used to solicit proxies for the 2026 Special Meeting. This document and the Appendixes hereto contain important information about the 2026 Special Meeting and the Company, and you should read it carefully.

Who is entitled to vote at the 2026 Special Meeting?

Only shareholders of record as of the close of business on the record date will be entitled to vote at the 2026 Special Meeting. As of the close of business on the record date, there were 66,485,353 Common Shares issued and outstanding and entitled to vote. Each holder of Common Shares is entitled to one vote for each Common Share held by such shareholder on the record date on each of the proposals presented in this proxy statement.

May I vote in person?

If you are a shareholder of the Company and your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and proxy card, are being sent directly to you by the Company. If you are a shareholder of record, you may attend the 2026 Special Meeting to be held on October 6, 2026, and vote your shares in person, rather than signing and returning your proxy. Only persons attending in person may vote their shares in person. There will be no virtual attendance option for this 2026 Special Meeting, whether by teleconference, electronic meeting or otherwise.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by such bank, broker or other nominee. As the beneficial owner, you are also invited to attend the 2026 Special Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2026 Special Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the 2026 Special Meeting.

Photo identification (a valid driver’s license, state identification or passport) may be required to attend the 2026 Special Meeting. If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of shares of stock of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

If my Company shares are held in “street name” by my broker, will my broker vote my shares for me?

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters, as discussed further below. Your broker will not be able to vote your Common Shares without specific instructions from you for “non-routine” matters. The only routine matter upon which votes will be cast at this Special Meeting is the increase in authorized shares.

If your shares are held by your broker or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” “Broker non-votes” occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Since brokers are permitted to vote on “routine” matters without instructions from the beneficial owner, “broker non-votes” do not occur with respect to “routine” matters.

Our second matter, increase in authorized shares, is a routine matter.

The determination of “routine” and “non-routine” matters is determined by brokers and those firms responsible to tabulate votes cast by beneficial owners of shares held in street name and other nominees. Firms casting such votes have generally been guided by rules of the New York Stock Exchange when determining if proposals are considered “routine” or “non-routine.” When a matter to be voted on is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares with respect to any proposal to be voted on.

Other Matters

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If other matters are properly presented, however, the persons named as proxyholders will vote in accordance with their best judgment on such matters. The grant of a proxy also will confer discretionary authority on the persons named as proxyholders to vote in accordance with their best judgment on matters incidental to the conduct of the Special Meeting.

No Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to the matters that are the subject of this proxy solicitation under the laws of the State of Delaware, our certificate of incorporation, our certificate of amendment, or our bylaws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Special Meeting:

●	each person who has been one of our directors or executive officers at any time since the beginning of our last fiscal year; or

●	any associate of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 21, 2026, the Record Date for the Special Meeting, by:

●	each person who is known by us to beneficially own more than 5% of our shares of common stock; and

●	each executive officer, each director, and each nominee for election as a director; and

●	all of our directors and executive officers as a group.

The number of shares beneficially owned and the related percentages are based on [66,485,353] shares of common stock outstanding as of August 21, 2026.

For the purposes of the information provided below, shares of our common stock that may be issued upon the exercise or conversion of stock options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following August 21, 2026 are deemed to be outstanding and beneficially owned by such stockholders for the purpose of computing the number of shares of common stock and percentage ownership of each holder are reported below, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)		Percentage of Beneficial Ownership
Directors and Officers:

Martin J. Shen, Former Chief Executive Officer and Director c/o 111 Somerset Road, Level 3, Singapore, 238164	890,356	(2)	1.4%

Yew Hon Lee, Former Chief Financial Officer c/o 111 Somerset Road, Level 3, Singapore, 238164	593,600	(3)	*

Yew Poh Leong, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	238,500	(4)	*

Hsien Loong Wong, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	448,500	(5)	*

Eng Ho Ng, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	63,000	(6)	*

Tuck Seng Low, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	-		-

Yang Yeat Choe, Director c/o 111 Somerset Road, Level 3, Singapore, 238164	7,296,000	(7)	11.3%

Li Li, Legal Representative and General Manager of JiuGe Technology c/o 111 Somerset Road, Level 3, Singapore, 238164	2,620,000	(8)	4.0%

Jolie Kahn, Chief Executive Officer and Director c/o 111 Somerset Road, Level 3, Singapore, 238164 (13)	-		-

Chris Polimeni, Chief Financial Officer c/o 111 Somerset Road, Level 3, Singapore, 238164 (14)	-		-
All directors and executive officers as a group (10 persons)	12,149,956	(9)	18.8%

Major Stockholders:

Terren S. Peizer Acuitas Group Holdings, LLC Acuitas Capital LLC 2001 Wilshire Boulevard, Suite 330 Santa Monica, California 90403	4,000,000	(10)	6.2%

Tommy Wang Dorado Goose, LLC 170 Dorado Beach East, Dorado, Puerto Rico 00646	4,000,000	(11)	6.2%

Alto Opportunity Master Fund, SPC –Segregated Master Portfolio B 55 Post Rd West, 2nd Floor, Westport, CT 06880	7,379,054	(12)	9.99%

Notes:

*	Less than one percent.

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. As of August 21, 2026, there were 61,310,361 shares of common stock of the Company issued and outstanding.

(2)	This figure represents (i) 752,356 shares of common stock, and (ii) stock options to purchase 138,000 shares of our common stock, which have vested as of the date hereof. Mr. Shen resigned effective August 4, 2026 as both CEO and a Director.

(3)	This figure represents (i) 461,000 shares of common stock, and (ii) stock options to purchase 132,600 shares of our common stock, which have as of the date hereof. Mr. Lee resigned effective August 17, 2026 as CFO.

(4)	This figure represents (i) 160,000 shares of common stock, and (ii) stock options to purchase 78,500 shares of our common stock, which have vested as of the date hereof.

(5)	This figure represents (i) 370,000 shares of common stock, and (ii) stock options to purchase 78,500 shares of our common stock, which have vested as of the date hereof.

(6)	This figure represents stock options to purchase 63,000 shares of our common stock, which have vested as of the date hereof.

(7)	This figure represents (i) 7,200,000 shares of common stock held by Ever Sino International Limited over which Mr. Choe has sole voting and dispositive power, and (ii) stock options held directly by Mr. Choe to purchase 96,000 shares of our common stock, which have vested as of the date hereof.

(8)	This figure represents (i) 2,200,000 shares of common stock, and (ii) stock options to purchase 420,000 shares of our common stock, which have vested as of the date hereof.

(9)	This figure represents (i) 11,143,356 shares of common stock, and (ii) stock options to purchase 1,006,600 shares of our common stock, which have vested as of the date hereof.

(10)	This figure represents (i) 1,000,000 shares of common stock held by Acuitas Group Holdings, LLC, a California limited liability company (“Acuitas”), and (ii) 3,000,000 shares of common stock held directly by Acuitas Capital LLC, a Delaware limited liability company (“Acuitas Capital”) wholly-owned by Acuitas. Acuitas is a private investment vehicle beneficially owned and controlled by Terren S. Peizer. Mr. Peizer is the sole member and Chairman and managing member of Acuitas and, in such capacity, exercises the sole voting and investment power over the shares of common stock held for the accounts of Acuitas and Acuitas Capital. This information is based on a Schedule 13G filed with the SEC by Acuitas on November 18, 2022.

(11)	This figure represents warrants to purchase 4,000,000 shares of our common stock held by Dorado Goose, LLC over which Mr. Tommy Wang has sole voting and dispositive power.

(12)

This figure represents (i) 1,312,970 shares of common stock issuable upon exercise of common stock purchase warrants held by the Selling Stockholder, and (ii) 6,066,084 shares of common stock issuable upon conversion of the Note based on the assumed redemption conversion price (calculated for these purposes at 90% of the lowest daily VWAP during the seven trading days ending on August 21, 2026), and after giving effect to the 9.99% beneficial ownership limitation. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(13)	Ms. Kahn was appointed CEO and Director on August 4, 2026 to replace Mr. Shen who resigned on the same day.

(14)	Mr. Polimeni was appointed CFO on August 17, 2026 to replace Mr. Lee who resigned on the same day.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

THE SHARE ISSUANCE PROPOSAL

Background

May 2026 Note

On May 13, 2026 (the “Closing Date”), the Company entered into a securities purchase agreement (the “May Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company issued to the Investor a senior secured convertible note (the “May Note”) with an original principal amount of $5,000,000 and an original issue discount of $700,000. The Note bears no interest (except upon an event of default) and, unless earlier converted or redeemed, will mature on the first anniversary of the Closing Date. At closing, the Company received $3,300,000, with the remaining $1,000,000 of the $4,300,000 aggregate subscription amount to be released to the Company upon the SEC declaring effective a resale registration statement covering the resale of a number of shares of Common Stock equal to 200% of the maximum number of Conversion Shares issuable upon conversion of the Note (constituting the “Registrable Securities” as more fully defined in the Registration Rights Agreement).

The Note is convertible, at any time at the Investor’s option, into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and such shares issuable upon conversion, the “Conversion Shares”), at an initial fixed conversion price of $0.94 per share (the “Fixed Conversion Price”), which is subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations, and other customary events. In addition, during each monthly period specified in the Note (each, a “Monthly Redemption Conversion Period”), the Investor may convert up to $1,000,000 in aggregate principal amount of the Note plus all accrued and unpaid amounts thereon (the “Monthly Redemption Conversion Amount”), at a “Redemption Conversion Price” equal to the lower of (i) the Fixed Conversion Price then in effect and (ii) 90% of the lowest daily volume-weighted average price of the Common Stock during the seven consecutive trading days ending on and including the applicable date of conversion or the first trading day of the applicable Monthly Redemption Conversion Period, in each case subject to a floor price (the “Floor Price”) initially set at 20% of the Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635) on the trading day prior to the date of the Purchase Agreement, which resets automatically every six months. If the Company is unable to issue Conversion Shares due to the exchange cap described below or if a Floor Price condition exists, the Investor may require the Company to satisfy the applicable monthly conversion amount in cash at a 7.5% premium.

The Note includes customary events of default, including, without limitation (and, where applicable, subject to any cure periods set forth in the Note):

●	suspension of trading of the Company’s Common Stock on Nasdaq;

●	the Company’s failure to timely deliver freely tradable Conversion Shares;

●	the Company’s failure to maintain the required share reserve for the Note;

●	any payment default under the Note or related transaction documents;

●	acceleration of $500,000 or more of the Company’s (or any subsidiary’s) other indebtedness;

●	the Company’s bankruptcy, insolvency, or liquidation (whether voluntary or involuntary);

●	entry of a final judgment for the payment of money in excess of $500,000 against the Company or any subsidiary;

●	breaches of representations, warranties, or covenants in the Note or any other transaction documents;

●	any failure of the resale registration statement to be timely filed, declared effective, or maintained in accordance with the Registration Rights Agreement (as defined below);

●	any security document failing or ceasing to create a valid and perfected first-priority lien on the collateral; and

●	failure by the Company to maintain minimum cash covenant.

If an event of default occurs and is continuing, the Note shall become due and payable, at the Investor’s election, in cash at an amount equal to 125% of all the outstanding principal amount of the Note, accrued and unpaid interest, and any other unpaid amounts (collectively, the “Outstanding Value”). Upon the occurrence and continuation of an event of default, default interest shall accrue at an annual rate of 12%.

The Note also contains additional conversion, redemption, and put mechanics, including (i) an optional redemption right in favor of the Company, exercisable after 40 trading days following the effective date of the initial resale registration statement, at a price equal to 115% of the Outstanding Value of the Note, (ii) a change of control put right entitling the Investor to require redemption of the Outstanding Value under the Note at a premium upon the occurrence of a change of control transaction, and (iii) a subsequent placement redemption right entitling the Investor to require the Company to apply up to 30% of the gross proceeds of such subsequent placement to redeem at a price equal to 115% of the Outstanding Value being redeemed, in each case subject to the terms and conditions set forth in the Note.

The Purchase Agreement contains customary representations, warranties, and agreements of the Company and the Investor, and customary indemnification rights and obligations of the parties. The Company has agreed to seek stockholder approval for the issuance of Conversion Shares in excess of 19.99% of the outstanding shares of Common Stock as of the date of the Purchase Agreement. Absent such approval (or an opinion of outside counsel that stockholder approval is not required), the Company may not issue Conversion Shares in excess of 12,256,260 shares in the aggregate (the “Exchange Cap”). Conversions are also subject to a 9.99% beneficial ownership limitation.

To the extent that (i) the Company would be prohibited from issuing shares of Common Stock due to the Exchange Cap during monthly redemption, or (ii) there is a Floor Price Condition (as defined in the Note), the Investor may require, at the Investor’s election by delivery of a written notice to the Company, the Company to redeem a portion of the Outstanding Value per Monthly Redemption Conversion Period in cash payments equal to the sum of (x) the Monthly Redemption Conversion Amount plus (y) a 7.5% payment premium in respect of each payment of the Monthly Redemption Conversion Amount. The Company shall make each such redemption in cash by not later than the last trading day of the applicable Monthly Redemption Conversion Period for which the Investor has required such redemption.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Investor (the “May Registration Rights Agreement”), pursuant to which the Company has agreed to file a resale registration statement to register for resale a number of shares of Common Stock equal to 200% of the maximum number of Conversion Shares issuable upon conversion of the Note (subject to adjustment under the Registration Rights Agreement) no later than the later of (i) 30 calendar days after the date of the Registration Rights Agreement and (ii) ten calendar days after the Company files its Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and to use best efforts to cause such registration statement to be declared effective within the effectiveness deadlines specified thereunder.

The Company also entered into a security agreement with the Investor (the “May Security Agreement”), pursuant to which the Company granted to the Investor, acting as collateral agent, a first-priority security interest in substantially all of the Company’s personal property assets, subject to customary permitted liens and excluded assets, as set forth in the Security Agreement.

August 2026 Note

On August 16, 2026 (the “Agreement Date”), FingerMotion, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “August Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company issued to the Investor a senior secured convertible note (the “August Note”) with an original principal amount of $5,000,000 and an original issue discount of $700,000. The Note bears no interest (except upon an event of default) and, unless earlier converted or redeemed, will mature on the first anniversary of the closing date under the Agreement (the “Closing Date”). At closing, the Company will receive $4,300,000, of which $1.3 million will be immediately available to the Company and the remaining $3.0 million will be held in a DACA account in the name of the Company to be released upon meeting certain release conditions as set forth in the Purchase Agreement.

The Note is convertible, at any time at the Investor’s option, into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and such shares issuable upon conversion, the “Conversion Shares”), at an initial fixed conversion price of $0.35 per share (the “Fixed Conversion Price”), which is subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations, and other customary events. In addition, during each monthly period specified in the Note (each, a “Monthly Redemption Conversion Period”), the Investor may convert up to the remaining principal amount of the Note (plus all accrued and unpaid amounts thereon) at a “Redemption Conversion Price” equal to the lower of (i) the Fixed Conversion Price then in effect and (ii) 90% of the lowest daily volume-weighted average price of the Common Stock during the seven consecutive trading days ending on and including the applicable date of conversion or the first trading day of the applicable Monthly Redemption Conversion Period, in each case subject to a floor price (the “Floor Price”) initially set at 20% of the Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635) on the trading day prior to the date of the Purchase Agreement, which resets automatically every six months. If the Company is unable to issue Conversion Shares due to the exchange cap described below or if a Floor Price condition exists, the Investor may require the Company to satisfy the applicable monthly conversion amount in cash at a 7.5% premium.

The Note includes customary events of default, including, without limitation (and, where applicable, subject to any cure periods set forth in the Note):

●	suspension of trading of the Company’s Common Stock on Nasdaq;

●	the Company’s failure to timely deliver freely tradable Conversion Shares;

●	the Company’s failure to maintain the required share reserve for the Note;

●	any payment default under the Note or related transaction documents;

●	acceleration of $500,000 or more of the Company’s (or any subsidiary’s) other indebtedness;

●	the Company’s bankruptcy, insolvency, or liquidation (whether voluntary or involuntary);

●	entry of a final judgment for the payment of money in excess of $500,000 against the Company or any subsidiary;

●	breaches of representations, warranties, or covenants in the Note or any other transaction documents;

●	any failure of the resale registration statement to be timely filed, declared effective, or maintained in accordance with the Registration Rights Agreement (as defined below);

●	any security document failing or ceasing to create a valid and perfected first-priority lien on the collateral; and

●	failure by the Company to maintain minimum cash covenant.

If an event of default occurs and is continuing, the Note shall become due and payable, at the Investor’s election, in cash at an amount equal to 125% of all the outstanding principal amount of the Note, accrued and unpaid interest, and any other unpaid amounts (collectively, the “Outstanding Value”). Upon the occurrence and continuation of an event of default, default interest shall accrue at an annual rate of 12%.

The Note also contains additional conversion, redemption, and put mechanics, including (i) an optional redemption right in favor of the Company, exercisable after 40 trading days following the effective date of the initial resale registration statement, at a price equal to 115% of the Outstanding Value of the Note, (ii) a change of control put right entitling the Investor to require redemption of the Outstanding Value under the Note at a premium upon the occurrence of a change of control transaction, and (iii) a subsequent placement redemption right entitling the Investor to require the Company to apply up to 30% of the gross proceeds of such subsequent placement to redeem at a price equal to 115% of the Outstanding Value being redeemed, in each case subject to the terms and conditions set forth in the Note.

The Purchase Agreement contains customary representations, warranties, and agreements of the Company and the Investor, and customary indemnification rights and obligations of the parties. The Company has agreed to seek stockholder approval for the issuance of Conversion Shares in excess of 19.99% of the outstanding shares of Common Stock as of the date of the Purchase Agreement. Absent such approval (or an opinion of outside counsel that stockholder approval is not required), the Company may not issue Conversion Shares in excess of 12,256,260 shares in the aggregate (the “Exchange Cap”). Conversions are also subject to a 9.99% beneficial ownership limitation.

In addition, the Company is issuing the Investor a Warrant exercisable into 4,092,993 shares of Company common stock (the “Warrant Shares”). The Warrant carries a five-year term and is subject to a price adjustment should the Company issue securities below the exercise price of the warrant which is the fixed conversion price of the Note. The Warrant and the Warrant Shares will be issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Investor (the “August Registration Rights Agreement”), pursuant to which the Company has agreed to file a resale registration statement to register for resale a number of shares of Common Stock equal to 150 % of the maximum number of Conversion Shares issuable upon conversion of the Note (subject to adjustment under the Registration Rights Agreement) and 100% of the number of Warrant Shares issuable upon exercise of the Warrant (subject to adjustment under the Registration Rights Agreement) no later than 15 calendar days after the date of the Registration Rights Agreement, and to use best efforts to cause such registration statement to be declared effective within the effectiveness deadlines specified thereunder.

The Company also entered into a security agreement with the Investor (the “August Security Agreement”), pursuant to which the Company granted to the Investor, acting as collateral agent, a first-priority security interest in substantially all of the Company’s personal property assets, subject to customary permitted liens and excluded assets, as set forth in the Security Agreement.

Reason for Seeking Stockholder Approval

Nasdaq Stock Market Listing Rule 5635(d) requires that an issuer obtain stockholder approval prior to certain issuances of common stock or securities issuable at lower than Minimum Price, as defined in Nasdaq Rule 5635(d), if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. The “Minimum Price” for purposes of the May Note was $0.81 and for the August Note was $0.29.

The conversion of the Notes could result in the issuance to the Investor of shares of Common Stock in an aggregate number exceeding the Exchange Cap at a price below the Minimum Prices, thereby requiring stockholder approval under Nasdaq Rule 5635(d).

Effect of Approval

The issuance of additional shares upon conversion pursuant to the Notes will not affect the rights of the Company’s existing stockholders, but such issuances will have a dilutive effect on the Company’s existing stockholders, including, over time, the voting power of the existing stockholders.

We have agreed to file the registration statement to permit the public resale of the shares of common stock underlying the Note pursuant to the Registration Rights Agreement. The influx of such additional shares into the public market could potentially have a negative effect on the trading price of our Common Stock.

Consequences if Stockholder Approval Is Not Obtained

If the stockholders do not approve the issuance of shares of Common Stock in excess of the Exchange Cap, the Company will not issue Conversion Shares in excess of the Exchange Cap, but the Company may be subject to higher cash payment obligations. To the extent that the Company would be prohibited from issuing shares of Common Stock due to the Exchange Cap during monthly redemption, the Investor may require, at the Investor’s election by delivery of a written notice to the Company, the Company to redeem a portion of the Outstanding Value per Monthly Redemption Conversion Period in cash payments equal to the sum of (x) the Monthly Redemption Conversion Amount plus (y) a 7.5% payment premium in respect of each payment of the Monthly Redemption Conversion Amount. The Company shall make each such redemption in cash by not later than the last trading day of the applicable Monthly Redemption Conversion Period for which the Investor has required such redemption.

Additional Information

The information set forth in this Proposal is qualified in its entirety by reference to the full text of the forms of:

●	the May Purchase Agreement, the May Note, the May Registration Rights Agreement and the May Security Agreement, attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to our Current Report on Form 8-K filed with the SEC on May 14, 2026; and
●	the August Purchase Agreement, the August Note, the form of warrant, the August Registration Rights Agreement and the August Security Agreement, attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to our Current Report on Form 8-K filed with the SEC on August 17, 2026

Stockholders are urged to carefully read these documents.

Required Vote

Adoption of this resolution will require the affirmative vote of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal. Since this Proposal is considered a “non-routine” matter, brokers and other nominee holders do not have discretion to vote uninstructed shares with respect to this Proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to this Proposal. However, broker non-votes will not affect the outcome of the voting on this Proposal because it requires the affirmative vote of a majority of the shares present or represented by proxy at the Special Meeting (as opposed to a majority of the shares outstanding).

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

INCREASE IN AUTHORIZED SHARES PROPOSAL

APPROVAL OF AN AMENDMENT TO OUR [AMENDED AND RESTATED] CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 500,000,000

General

Our Board of Directors has approved and declared advisable, and recommends that our stockholders approve, an amendment to our Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of our common stock, par value $0.0001 per share (“Common Stock”), from 200,000,000 shares to 500,000,000 shares (the “Authorized Share Increase”). The proposed amendment would also make a corresponding increase in the total number of authorized shares of all classes of capital stock. The number of authorized shares of preferred stock would remain unchanged at 1,000,000 shares.

If approved by stockholders, the Authorized Share Increase will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. Our Board of Directors may abandon the Certificate of Amendment at any time prior to its effectiveness, without further action by the stockholders, if it determines that such abandonment is in the best interests of the Company and its stockholders.

Current Capitalization

Our Charter currently authorizes the issuance of 201,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of August 21, 2026, there were approximately 66,485,353 shares of Common Stock issued and outstanding, and 18,382,354 shares of Common Stock reserved for issuance under outstanding equity awards, warrants, convertible securities, and equity incentive plans (or other reservations). Accordingly, only approximately 115,132,293 shares of Common Stock remain available for future issuance for general corporate purposes.

Purpose and Reasons for the Proposal

Our Board of Directors believes that it is in the best interests of the Company and our stockholders to increase the number of authorized shares of Common Stock in order to provide the Company with greater flexibility in considering and planning for future corporate needs. The additional authorized but unissued shares would enable the Company, without the expense and delay of seeking further stockholder approval, to issue shares from time to time as may be required for proper business purposes, including, but not limited to:

●	Raising additional capital through equity financings or other capital-raising transactions;
●	Potential acquisitions, strategic partnerships, or other business combinations;
●	Equity incentive awards to attract, retain, and motivate employees, directors, and consultants under our equity compensation plans;
●	Stock dividends, stock splits, or other corporate transactions; and
●	Other general corporate purposes as determined by the Board.

Having a sufficient number of authorized but unissued shares available will allow the Company to act promptly with respect to corporate opportunities that may arise, without the delay and expense of convening a special meeting of stockholders solely for the purpose of approving an increase in authorized shares.

Effect of the Proposal

If the Authorized Share Increase is approved, the additional shares of Common Stock will have the same rights, preferences, and privileges as the shares of Common Stock currently authorized and outstanding. The proposed amendment will not change the terms of the Common Stock or preferred stock, and will not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. However, future issuances of the additional authorized shares could dilute the ownership and voting interests of existing stockholders and could have a dilutive effect on earnings per share.

The Board has no present commitments, agreements, or understandings to issue any of the additional shares that would be authorized by this proposal (other than shares that may be issued under existing equity plans, outstanding convertible securities, or other existing arrangements). Approval of this proposal will not affect the rights of holders of outstanding shares of Common Stock, and will not result in any change in the number of shares of Common Stock currently outstanding.

Proposed Amendment Language

If approved, the Charter would be amended to read substantially as follows (or the Certificate of Amendment would effect the following change):

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.”

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 500,000,000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public on the SEC’s internet site at www.sec.gov. In addition, we maintain a website that contains information about us, including our SEC filings at www.fingermotion.com. Information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

By Order of the Board of Directors of FingerMotion, Inc.

/s/ Jolie Kahn
Jolie Kahn
Chief Executive Officer

Dated: August 31, 2026

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